FILED PURSUANT TO RULE 424(B)(3)
File Number 333-181012
ARAMARK CORPORATION
SUPPLEMENT NO. 4 TO
PROSPECTUS DATED
MAY 24, 2012
THE DATE OF THIS SUPPLEMENT IS NOVEMBER 20, 2012
ON NOVEMBER 19, 2012, ARAMARK CORPORATION FILED THE ATTACHED
CURRENT REPORT ON FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2012

ARAMARK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		Zip Code

Registrant's telephone, including area code: 215-238-3000
N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Establishment of 2013 EBIT Target
Stock options granted under the Third Amended and Restated ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan (the “Stock Incentive Plan”) have been, and will in the future be, awarded pursuant to a Non-Qualified Stock Option Agreement (an “Option Agreement”). On November 13, 2012, the Compensation and Human Resources Committee of the Board of Directors ("Compensation Committee") of ARAMARK Holdings Corporation ("Holdings") established the annual and cumulative EBIT targets for fiscal 2013 for performance based options under the Stock Incentive Plan. The fiscal 2013 annual EBIT target is $804.2 million. Because the newly-approved 2013 annual EBIT target is less than the pre-existing 2013 annual EBIT target for outstanding stock options granted prior to June 21, 2011, the EBIT target for such outstanding options will be reduced to the new lower EBIT target. Accordingly, on November 14, 2012, the Board approved a revised Schedule 1 to the form of Option Agreement that reflects the newly-established 2013 EBIT target and revised Schedule 1s to outstanding Option Agreements that reflect the newly-established annual and cumulative EBIT targets for 2013. The 2013 performance target, which is not a prediction of Holdings’ future performance, should not be viewed as guidance, or updating any prior guidance, of Holdings’ future performance with the disclosure of these performance targets. The new Schedule 1 to the form of Option Agreement and the revised Schedule 1s to the outstanding Option Agreements are attached hereto as Exhibits 10.1 and 10.2 and are incorporated by reference herein.

Form of Non Qualified Installment Stock Purchase Opportunity Agreement
Installment stock purchase opportunities (“ISPOs”) granted under the Stock Incentive Plan have been, and will in the future be, awarded pursuant to a Non-Qualified Installment Stock Purchase Opportunity Agreement with Holdings (an “ISPO Agreement”). On November 13, 2012, the Compensation Committee approved a new form of ISPO Agreement to be used in connection with future grants of ISPOs that requires a grantee who exercises his or her ISPOs to wait six months before exercising the put under the Stockholders Agreement, dated January 26, 2007 (the “Stockholders Agreement”), as amended, by and among ARAMARK Holdings Corporation (the “Company”), ARAMARK Intermediate HoldCo Corporation (“HoldCo”), and the stockholders named therein for shares received on exercise of ISPOs and any shares used in a stock for stock ISPO exercise. The new form of ISPO Agreement also provides that a former management stockholder who is prohibited from exercising his or her put right for some of his or her ISPO or investment shares based on the above provision may still exercise the put right for all of his or her ISPO or investment shares that are not so restricted. The new form of ISPO Agreement is attached hereto as Exhibit 10.3 and is incorporated by reference herein.

Amendment to Employment Agreement with Joseph Neubauer
On November 14, 2012, the Board of ARAMARK Holdings Corporation approved the Third Amendment ("Amendment") to the employment agreement of Joseph Neubauer, Chairman of the Board of Holdings and the Company, dated November 2, 2004. The Amendment provides that Mr. Neubauer, who stepped down as the Company's Chief Executive Officer in May 2012, will remain an employee of the Company until December 31, 2013 at an annual base salary of $700,000 commencing on January 1, 2013. Under the Amendment, Mr. Neubauer's fiscal 2012 bonus will be no less than $1.95 million (equal to his 2009 bonus) and his fiscal 2013 bonus will be equal to 50% of his average bonus for fiscal 2010, 2011 and 2012. The Amendment also provides that following Mr. Neubauer's termination of employment for any reason, all of his stock options and installment stock purchase opportunities will continue to vest as if his employment had not been terminated based upon passage of time and, for performance based options, based upon actual achievement of performance targets. In addition, all of Mr. Neubauer's stock options and installment stock purchase opportunities that vest in the future will remain exercisable for their stated term, rather than expiring after a certain period following termination of employment (customarily 90 days or one year, depending on the reason for termination). The definition of "good reason" under Mr. Neubauer's employment agreement was amended to remove "material reduction in duties or authority" and replace it with "material diminution of his title as Chairman." Finally, the Amendment provides that for purposes of calculating Mr. Neubauer's annual supplemental retirement benefit, his salary will be deemed fixed at $1.4 million and his average bonus will be his average bonuses for fiscal 2010, 2011 and 2012. A copy of the Amendment is attached as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Amended and Restated Executive Leadership Council Management Incentive Bonus Plan
On November 13, 2012, the Compensation Committee of Holdings approved the Amended and Restated Executive Leadership Council Management Incentive Bonus Plan (the "Bonus Plan") for fiscal 2013. The Bonus Plan provides for annual cash bonuses to eligible executives who have been employed by the Company for more than six months and who remain employed by the Company as of the end of the fiscal year (and can be prorated), based upon financial and individual objectives. Financial objectives comprise 80% of the total bonus calculation, divided between EBIT (41%) and revenue (39%) of the participant's particular business unit. Individual objectives comprise 20% of the total bonus calculation and are established for each participant at the beginning of the fiscal year. Individual objectives can be based on a financial measure, but cannot duplicate either of the financial measures included in the financial portion of the bonus. Payouts under the financial portion of the Bonus Plan vary based upon the percentage of financial targets achieved. An amount equal to 25% of the participant's target bonus will be awarded provided that a minimally acceptable threshold is achieved and the full financial portion of the target bonus is paid out if the financial targets are achieved. If the financial targets are exceeded, the payout may increase to up to a maximum of 150% to 200%. With regard to individual objectives, 100% of the target bonus can be achieved if the participants satisfies his or her individual objectives and if the participant's performance exceeds his or her individual objectives, he or she can earn up to 150% of the individual objectives target. A copy of the Bonus Plan is attached as Exhibit 10.5 and is incorporated herein by reference.

Salary Increase for Chief Executive Officer and Named Executive Officers
On November 13, 2012, the Compensation and Human Resources Committee of the Board approved an increase to the annual base salary, effective January 1, 2013, for our Chief Executive Officer and the following Named Executive Officers of the Company:

Executive Officer	2013 Salary
Joseph Neubauer	$700,000
Eric J. Foss	$1,390,500
L. Frederick Sutherland	$824,000
Lynn B. McKee	$643,750
Joseph Munnelly	$368,220

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits.

Number	Description
10.1	New Schedule 1 to Form of Non Qualified Stock Option Agreement.
10.2	Revised Schedule 1s to outstanding Non-Qualified Stock Option Agreements.
10.3	Form of Installment Stock Purchase Opportunity Agreement.
10.4	Third Amendment dated as of November 14, 2012 to the Employment Agreement, dated as of November 2, 2004, as amended from time to time, between ARAMARK Corporation and Joseph Neubauer.
10.5	Amended and Restated Executive Leadership Council Management Incentive Bonus Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date:	November 19, 2012	By:	/s/ L. FREDERICK SUTHERLAND
		Name:	L. Frederick Sutherland
		Title:	Executive Vice President and
Chief Financial Officer

Index to Exhibits

Number	Description
10.1	New Schedule 1 to Form of Non Qualified Stock Option Agreement.
10.2	Revised Schedule 1s to outstanding Non-Qualified Stock Option Agreements.
10.3	Form of Installment Stock Purchase Opportunity Agreement.
10.4	Third Amendment dated as of November 14, 2012 to the Employment Agreement, dated as of November 2, 2004, as amended from time to time, between ARAMARK Corporation and Joseph Neubauer.
10.5	Amended and Restated Executive Leadership Council Management Incentive Bonus Plan.